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                                                                  EXHIBIT (a)(5)

                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                                       of

                               RELTEC Corporation
                                       at

                                $29.50 Per Share

                                       by

                             GEC Acquisition Corp.

                          a wholly-owned subsidiary of

                                GEC Incorporated

                          a wholly-owned subsidiary of

                      The General Electric Company, p.l.c.

      (Not Affiliated with the U.S. Based Corporation with a Similar Name)

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
      CITY TIME, ON THURSDAY, APRIL 1, 1999, UNLESS THE OFFER IS EXTENDED.


                                                                   March 5, 1999
To Our Clients:

   Enclosed for your consideration is an Offer to Purchase dated March 5, 1999 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") relating to the Offer by GEC Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of GEC Incorporated, a Delaware corporation ("Parent"), which is a wholly owned subsidiary of The General Electric Company, p.l.c., a public limited company organized under the laws of England and Wales ("GEC, p.l.c."), to purchase all outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of RELTEC Corporation, a Delaware corporation (the "Company"), upon the terms and subject to the conditions set forth in the Offer. Also enclosed is the Letter to Stockholders of the Company from the Chairman of the Board of the Company accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9. As described below, the Purchaser may assign its rights and obligations to purchase the Shares in the Offer, in whole or in part, to any direct or indirect subsidiary of GEC, p.l.c. (or the successor to the non-defense business of GEC, p.l.c.).

   We (or our nominees) are the holder of record of shares held by us for your account. A tender of such shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used to tender shares held by us for your account.

   We request instructions as to whether you wish to tender any of or all the Shares held by us for your account pursuant to the terms and conditions set forth in the Offer.

   Your attention is directed to the following:

   1. The Offer price is $29.50 per Share net to the seller in cash, without interest thereon, upon the terms and subject to the conditions of the Offer.

   2. The Offer is being made for all outstanding Shares.
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   3. The Board of Directors of the Company has unanimously approved the Offer and the Merger (as defined below) and determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the stockholders of the Company and recommends that the stockholders of the Company accept the Offer and tender their Shares.

   4. The Offer is being made pursuant to the Agreement and Plan of Merger dated as of March 1, 1999 (the "Merger Agreement"), among Parent, the Purchaser and the Company pursuant to which, as soon as practicable following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent (the "Merger"). At the effective time of the Merger, each outstanding Share (other than Shares held by stockholders who perfect their appraisal rights under Delaware law, Shares owned by the Company as treasury stock and Shares owned by Parent or any direct or indirect wholly owned subsidiary of Parent) will be converted into the right to receive $29.50 in cash, without interest, as set forth in the Merger Agreement and described in the Offer to Purchase. The Merger Agreement provides that the Purchaser may assign its rights and obligations (including the right to purchase Shares in the Offer), in whole or in part, to any direct or indirect subsidiary of GEC, p.l.c. (or the successor to the non-defense business of GEC, p.l.c.) so long as the transferee agrees in writing to be bound by the Merger Agreement, but no such assignment shall relieve Parent or the Purchaser of its obligations under the Merger Agreement if such transferee does not perform such obligations.

   5. THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, APRIL 1, 1999 (THE "EXPIRATION DATE"), UNLESS THE OFFER IS EXTENDED BY THE PURCHASER, IN WHICH EVENT THE TERM "EXPIRATION DATE" SHALL MEAN THE LATEST TIME AT WHICH THE OFFER, AS SO EXTENDED BY THE PURCHASER, WILL EXPIRE.

   6. The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the Expiration Date such number of Shares that would constitute at least a majority of all outstanding Shares on a fully diluted basis, (2) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to the purchase of Shares pursuant to the Offer having expired or been terminated and (3) receipt of certain regulatory and antitrust clearances from the applicable authorities in Canada, Germany, Italy and the United Kingdom.

   7. Any stock transfer taxes applicable to a sale of Shares to the Purchaser will be borne by the Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

   8. Tendering Shareholders will not be obligated to pay brokerage fees or commissions to the Dealer Manager, the Depositary or the Information Agent or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. However, federal income tax backup withholding at a rate of 31% may be required, unless an exemption is provided or unless the required taxpayer identification information is provided. See Instruction 9 of the Letter of Transmittal.

   Your instructions to us should be forwarded promptly to permit us to submit a tender on your behalf prior to the Expiration Date.

   If you wish to have us tender any of or all the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date.

   Payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by ChaseMellon Shareholder Services, L.L.C. (the "Depositary") of (a) certificates for (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to) such Shares, (b) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature
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guarantees, or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 2 of the Offer to Purchase, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

   The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser, Parent or GEC, p.l.c. becomes aware of any state law that would limit the class of Offerees in the Offer, the Purchaser reserves the right to amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by Credit Suisse First Boston Corporation, the Dealer Manager for the Offer, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.
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              INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE
                FOR CASH ALL OUTSTANDING SHARES OF COMMON STOCK
                             OF RELTEC CORPORATION

       The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase of GEC Acquisition Corp. dated March 5, 1999 (the "Offer to Purchase"), and the related Letter of Transmittal relating to shares of Common Stock, par value $.01 per share (the "Shares"), of RELTEC Corporation, a Delaware corporation.

       This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, on the terms and subject to the conditions set forth in the Offer to Purchase and related Letter of Transmittal.

       Number of Shares to be Tendered:*
            Shares


                                         SIGN HERE

                                          -------------------------------------
                                                      Signature(s)

                                          -------------------------------------

                                          -------------------------------------
                                              Please Type or Print Name(s)

                                          -------------------------------------

                                          -------------------------------------
                                            Please Type or Print Address(es)

                                          -------------------------------------
                                          Area Code and Telephone Number

                                          -------------------------------------
                                          Taxpayer Identification or
                                          Social Security Number

                                          Date:                     , 1999


         * Unless otherwise indicated, it will be assumed that all your Shares are to be tendered.